Exhibit 5 and 23.2

30 Main Street, Suite 500│ P.O. Box 1489 │Burlington, VT 05402-1489

February 24, 2025

Board of Directors
Union Bankshares, Inc.
20 Lower Main Street
Morrisville, VT 05661-0667

Re: Issuance of Common Stock under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Union Bankshares, Inc., a Vermont corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Act”), of an indeterminate number of shares of the Company’s common stock, $2.00 par value per share (the “Shares”), having an aggregate initial offering price of $50,000,000. The Shares may be offered and sold from time to time pursuant to Rule 415 under the Act, as set forth in the Registration Statement, the prospectus contained therein and any amendments and supplements thereto.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering such opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to questions of fact material to our opinion, with your permission we have relied upon certificates of officers of the Company and of public officials.

For purposes of the opinion set forth below, we have assumed that (i) prior to the issuance and sale of any of the Shares, (A) the Company shall have taken all necessary corporate action to approve the amount and other terms of such issuance (the “Company Approval”) and (B) the Commission shall have declared the registration Statement to be effective; (ii) the offer and sale of the Shares under the Registration Statement from time to time will constitute one or more public offerings of such Shares; (iii) upon the issuance of any Shares, the Company shall have received the consideration therefor in accordance with the Company Approval; and (iv) after the issuance of any Shares offered pursuant to the Registration Statement, the total number of issued shares of Common Stock will not exceed the total number of authorized shares of Common Stock available for issuance under the Company’s Amended and Restated Articles of Association, as then in effect.

VERMONT | NEW HAMPSHIRE | D.C.
www.primmer.com

Based on the foregoing assumptions, and subject to the qualifications set forth herein, we are of the opinion that the Shares to be issued by the Company pursuant to the Registration Statement, upon issuance following the Company Approval, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Vermont.

We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in such Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

Primmer Piper Eggleston & Cramer PC